UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2011

IDENIX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-49839	45-0478605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Hampshire Street Cambridge, MA 02139

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (617) 995-9800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

Termination of License Agreement

On December 16, 2011 SmithKline Beecham Corporation, doing business as GlaxoSmithKline (“GSK”) notified Idenix Pharmaceuticals, Inc. (the “Company”) that it was terminating the license agreement (the “License Agreement”) entered into between the two parties on February 4, 2009. The License Agreement was assigned by GSK to ViiV Healthcare Corporation (“ViiV Healthcare”), an affiliate of GSK, in October 2009. Section 12.2(a) provides that ViiV Healthcare may terminate the License Agreement by providing ninety (90) days notice to the Company. The License Agreement will terminate on March 15, 2012. Upon such termination, ViiV Healthcare shall relinquish all rights it has in the intellectual property licensed by it from the Company and grants the Company an exclusive, perpetual and irrevocable license to any intellectual property relating to the licensed products it may have developed during the term of the License Agreement.

Pursuant to the License Agreement the Company granted ViiV Healthcare an exclusive license to develop, manufacture and commercialize certain non-nucleoside reverse transcriptase inhibitor compounds claimed in certain patents and patent applications owned or controlled by the Company, including the compound developed by the Company known as IDX899, and now known as ‘761, for the treatment and prophylaxis of human diseases and conditions, including human immunodeficiency virus type-1, or HIV, and acquired immune deficiency syndrome, or AIDS, on a worldwide basis. In February 2011, ViiV Healthcare informed the Company that the U.S. Food and Drug Administration, or FDA, placed ‘761 on clinical hold. As a result of further evaluation, ViiV Healthcare has determined that it will not continue development of ‘761 or develop any other compound licensed under the License Agreement.

Under the terms of the License Agreement, the Company was eligible to receive up to an aggregate of $433.5 million, including an upfront cash payment and certain development and milestone payments. The Company was also entitled to receive double-digit tiered royalties on worldwide sales, if any, of products containing’761. The Company also entered into a stock purchase agreement with GSK in February 2009, pursuant to which GSK purchased approximately 2.5 million shares of the Company’s common stock, $0.001 par value per share, at an aggregate purchase price of $17.0 million, or a per share price of $6.87. As of December 16, 2011, the Company had received an aggregate of $60.5 million from the under the License Agreement, consisting of $17.0 million upfront cash payment, $17.0 million under the stock purchase agreement, and $26.5 million in milestone payments.

As a result of the termination of the License Agreement, the Company will receive no further milestone or royalty payments under the License Agreement. The Company is not subject to early termination penalties under the License Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

IDENIX PHARMACEUTICALS, INC.

Date: December 22, 2011	By:	/s/ Maria D. Stahl
Maria D. Stahl
Senior Vice President and General Counsel